SETTLEMENT AGREEMENT

This Settlement Agreement ("**Settlement Agreement**") is entered into by and among Antilles Family Office, LLC ("**Antilles**" **Antilles**), a U.S. Virgin Island limited liability company, and Inception Mining, Inc. ("**IMII**" or "**IMII**"), a Nevada corporation. Antilles and IMII are each a "**Party**" to this Settlement Agreement, and collectively are the Parties hereto. This Settlement Agreement shall be effective as of the date last executed by all Parties ("**Effective Date**").

WHEREAS, on or about May 20, 2019, (i) IMII and Antilles' assignor, Discover Growth Fund, LLC ("**Discover**"), a U.S. Virgin Islands limited liability company, entered into a Note Purchase Agreement ("**Agreement**"); (ii) Discover made a loan of $3,000,000.00 to IMII, by wire transfer of $3,000,000.00 in immediately available funds, and IMII issued a Senior Secured Redeemable Convertible Note ("**Note**"); and (iii) the Note included an original issue discount (OID) and had an initial face value of $4,250,000.00. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Transaction Documents (as defined in the Agreement).

WHEREAS, (i) IMII is the maker and issuer of and primary obligor under the Note and, by virtue of the Assignment, Antilles is the holder of the Note; (ii) IMII is obligated to pay the Note on the 2-year Maturity Date, or upon an earlier Event of Default, as defined in the Note, Note, § I.A, § I.G.6.h, § II.G-H; (iii) the Maturity Date occurred on May 20, 2021, when IMII defaulted; (iv) in addition to the principal balance, IMII is obligated to pay interest on the Face Value of the Note in amounts calculated under the Note, with an initial Interest Rate of 10% per annum, which increases to 20% per annum upon each occurrence of a Trigger Event under the Note, Note, § I.C; and (v) like the Face Value, interest is payable, at latest, on the Maturity Date, or following an earlier Event of Default, Note, § I.C, § II.G-H.

WHEREAS, the Note is secured, and provides that, "[t]o secure the Obligations [i.e., all amounts due under the Note]" IMII granted to Discover a security interest in, the "**Collateral,**" defined as "all assets of the Company . . ." and various other assets as defined in the Note, § I.G.6.b (emphasis added).

WHEREAS, (i) on May 21, 2019, UCC-1 Financing Statement No. 20190117815-7 was filed with the Secretary of State of Nevada, thus perfecting the security interest in the Collateral; (ii) on December 2, 2021, UCC Financing Statement Amendment No. 2019011785-7 was filed, reflecting the Assignment of the aforesaid UCC-1 to Antilles; (iii) on May 21, 2019, UCC-1 Financing Statement No. 567791201944 was filed with the Division of Corporations of Utah, further perfecting the security interest in the Collateral; (iv) on December 2, 2021, UCC Financing Statement Amendment No. 567791201944 was filed reflecting the Assignment of the aforesaid UCC-1 to Antilles, (v) a guarantee was endorsed for IMII's shares of its subsidiary, and (vi) a Public Deed was filed in Honduras for IMII's subsidiary's real property and interest in the Clavo Rico mine.

WHEREAS, (i) the Note is convertible, and provides that, at the discretion of the holder, "[a]ll or any portion of the Face Value of the Note may be converted, in part or in whole, into shares of Common Stock" of IMII. . .", Note, § I.G.1.a; and (ii) Discover and Antilles have converted certain amounts of the Note into Conversion Shares, which were resold into the public markets by Antilles and Discover.

WHEREAS, (i) Section I.F.2. of the Note, entitled "Early Redemption", provides that, "[p]rior to the Maturity Date, provided that no Trigger Event has occurred, the Company will have the right at any time upon 30 Trading Days' prior written notice, in its sole and absolute discretion, to redeem all or any portion of the Note then outstanding by paying. . ." Assignor "in cash by wire

transfer or immediately available funds an amount (the "Early Redemption Price") equal to 140% of the then-outstanding Face Value," Note, § I.F.2; and (ii) between April 30, 2020 and March 24, 2021, Defendant made $900,000 in redemption payments.

WHEREAS, Section I.H.1 of the Note provides that

> [a]ny occurrence of one or more of the following, at any time and for any reason whatsoever, will constitute a "**Trigger Event**": . .
>
> c. Any violation of or failure to perform any covenant or provision of this Note, the Agreement, or any Transaction Document, related to payment of cash. . . ; [or]
>
> d. Any violation or failure to perform any covenant or provision of this Note, the Agreement, or any Transaction Document, which in the case of a default that is curable . . . and has not occurred before, is not cured within 5 Trading Days of written notice thereof . . . .

WHEREAS, Section II.G.1 of the Note, entitled "Events of Default" provides that

> Company shall . . . [at Discover's] option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an "**Event of Default**"): (a) a failure to pay any amount due under this Note, the Agreement or any Transaction Document within 5 business days of the date the same is due; . . . (b) the failure by Company to perform any of its other obligations under this Note, the Agreement or any Transaction Document within 5 business days of notice from . . . [Discover] of the same; . . . [or] (g) the Closing Price of the Common Stock [of the Company] is below $0.05 per share for 20 Trading Days [defined as 'any day on which the Common Stock is traded on the Trading Market', i.e. OTCQB or higher market where the stock is traded] or more. . .

WHEREAS, (i) on January 27, 2020, the Closing Price of IMII's Common Stock fell below $0.05 per share, and remained below that price for 20 Trading Days, so that an Event of Default occurred on February 20, 2020; (ii) Discover gave IMII written notice of that Event of Default, and IMII failed to cure the same within 5 Trading Days thereafter, thus causing a Trigger Event, and accordingly, the interest rate increased to 20% for the life of the Note; and (iii) on April 14, 2020 Discover and IMII entered into a "Forbearance Agreement" whereby Discover

rescinded and withdrew its declaration of an Event of Default and IMII agreed to make a series of "Monthly and Quarterly Redemptions" under the redemption/repayment provisions of the Note, Forbearance Agreement, § 3-4.

WHEREAS, (i) the Forbearance Agreement sets forth IMII's acknowledgment and agreement regarding the foregoing occurrence of a Trigger Event and Event of Default in Recital D: "The Closing Price of the Common Stock has been below $0.05 per share for 20 Trading Days or more, which, at Investor's option, will constitute an Event of Default. Company failed to cure the low price within 5 Trading Days, which constitutes a Trigger Event," Forbearance Agreement, Recital D; (ii) paragraph 3 of the Forbearance Agreement further provides that the IMII would remit certain "**Monthly and Quarterly Redemptions**", Forbearance Agreement, § 3; (iii) IMII made certain of these Quarterly and Monthly Redemptions, but not all of them, and has not made any loan payments at all since March 31, 2021; and (iv) as a result, IMII is in breach and default of the Forbearance Agreement.

WHEREAS, (i) as a result in IMII's failure to remit all of the required Quarterly and Monthly Redemptions and resulting breach of and default under the Forbearance Agreement, Discover's forbearance obligations thereunder are of no further force and effect; (ii) the Maturity Date occurred on May 20, 2021, and all principal and interest amounts payable by IMII under the Note became due and payable, and IMII has failed to pay the outstanding amounts due under the Note; and (iii) Section II.H of the Note, entitled "Remedies," provides that, "[u]pon the Occurrence of any Event of Default and at any time thereafter . . ." the holder of the Note "may declare all Obligations secured hereby immediately due and payable" and to take possession of and foreclose upon the Collateral and to collect its expenses of exercising said remedies inclusive of attorneys' fees.

WHEREAS, (i) in IMII's Form 10-Q filed with the SEC for the period ended September 30, 2021, IMII acknowledged, at p. f-21, that "[t]he Company is not current with all payments due according to the agreement [i.e. the Agreement]"; and (ii) accordingly, IMII has acknowledged its breach of contract; and (iii) pursuant to the Transaction Documents, as of June 2, 2022, there is due and owing from IMII to Antilles a total of $6,001,564.76, together with accrued and accruing interest, costs and attorneys' fees ("**Outstanding Amount**") which remains outstanding and due.

WHEREAS, on December 27, 2021, Antilles filed a "Verified Complaint" against IMII in the United States District Court for the District of Delaware, C.A. No. 1:21-cv-01822-CFC (the "**Litigation**").

WHEREAS, in its Verified Complaint Antilles has alleged causes of action for Breach of Contract and related relief, all arising out of IMII's alleged material breaches of its Obligations under the Transaction Documents.

WHEREAS, following the resolution of IMII's motion to dismiss certain counts of the Verified Complaint, Antilles filed an "Amended Complaint" on September 7, 2022, and IMII filed an "Answer, Counterclaims and Third Party Complaint" on September 21, 2022 naming Discover as third party defendant. On October 21, 2022, Antilles and Discover filed a Motion to Dismiss certain counts of the Answer, Counterclaims and Third Party Complaint ("**Motion to Dismiss**") which remains *sub judice*.

WHEREAS, the Parties desire to compromise, settle, and discharge all matters between the parties and all claims that were, should have been, or could have been asserted in the Litigation, including as set forth in the Amended Complaint and the Counterclaims and Third Party Complaint (collectively, the "**Claims**").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Settlement Payment. On the Effective Date, IMII shall pay to Antilles One Million Two Hundred Thousand Dollars ($1,200,000.00) ("**Settlement Payment**").

2. Dismissal of the Litigation with Prejudice. Upon the execution of this Settlement Agreement, counsel for Antilles and Discover, on the one hand, and IMII on the other, shall execute the Stipulation of Dismissal with Prejudice of the Litigation and of the Answer, Counterclaims and Third Party Complaint in the form attached hereto as Exhibit A, which shall likewise withdraw the Motion to Dismiss. Upon Antilles' receipt of the Settlement Payment, counsel for Antilles and Discover shall cause the Stipulation of Dismissal with Prejudice to be filed with the United States District Court for the District of Delaware in the Litigation causing the same to be dismissed with prejudice and the Motion to Dismiss withdrawn.

3. Release of IMII. Conditioned upon receipt of the Settlement Payment, Antilles hereby releases, compromises, and settles the Note and the Claims expressly asserted in the Litigation, and will not to seek any money damages, equitable damages, or other relief related thereto, and hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges IMII and its subsidiaries, and each of their respective present and former officers, directors and employees, and each of them (collectively, the "**IMII Released Parties**") from the Claims. For the avoidance of doubt, nothing in this paragraph shall operate to waive, release or discharge any obligations under this Settlement Agreement. The release provided for in this paragraph shall be voided if any IMII Released Parties materially breach any obligations under

this Settlement Agreement, file or support any action against Antilles or Discover, or in any way contest the validity of the releases and indemnity of Antilles and Discover provided for below.

4. Releases of Antilles and Discover. To the maximum extent permitted by applicable law, IMII hereby absolutely, unconditionally and irrevocably releases, compromises, and settles all claims known and unknown as to and/or against Antilles and Discover. Specifically, IMII, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, shareholders, and affiliated and/or related companies, and each of its respective present and former officers, directors, shareholders, employees, representatives, business entities, executors, administrators, conservators, trustees, estates, assignors and assignees (collectively, the "**IMII Releasing Parties**") hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges Antilles and Discover and their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies and entities, and each of their respective present and former officers, directors, shareholders, partners, members, employees, representatives, agents, attorneys, advisors, business entities, executors, administrators, conservators, assignors and assignees and all parties acting through, under or in concert with them, and each of them, in their individual and representative capacities (collectively, the "**Investor Released Parties**") from any and all claims, charges, complaints, grievances, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, indemnity, attorneys' fees, expenses, damages, equitable damages, or other relief related thereto, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall, or may exist as of the date this Agreement is executed, including, without limitation, (i) the Claims asserted in the Answer, Counterclaims and Third Party

Complaint (ii) all claims arising out of or related to the Transaction Documents or the transactions provided for therein, and (iii) all claims that are based upon or connected with any application of state or federal securities laws, rules or regulations, any requirement that any of the Investor Released Parties was or is required to register as a dealer under federal securities laws, and all matters related thereto (collectively, the "**Released IMII Claims**"). The IMII Releasing Parties, and each of them, expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by any law which would limit the scope of the release provided above. The IMII Releasing Parties acknowledge that they or any of them may hereafter discover facts in addition to or different from those which they now know to be true with respect to the subject matters of the claims released herein, but hereby stipulate and agree that they have fully, finally, and forever settled and released any and all such claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, concealed or hidden, which now exist or heretofore existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the discovery or existence of such different or additional facts.

5. Obligation to Indemnify. IMII will defend, indemnify and hold harmless Antilles and Discover, their Affiliates, managers and advisors, and each of their respective officers, directors, shareholders, partners, employees, representatives, agents, and attorneys, and any person who controls Antilles and/or Discover within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, "**Investor Parties**" and each an "**Investor Party**"), from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of defense, investigation and preparation (collectively, "**Losses**") that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the

representations, warranties, covenants, or agreements made by IMII in this Settlement Agreement, in the Transaction Documents, or in any other agreement between Antilles or Discover, on the one hand, and IMII, on the other hand, relating to the Transaction Documents, (b) any action by IMII or a creditor or stockholder of IMII who is not an Affiliate of an Investor Party, challenging the transactions contemplated by the Transaction Documents, (c) any threatened, pending or completed action, suit, hearing, trial, investigation, proceeding or arbitration, whether civil, criminal or administrative, formal or informal, based upon, connected with, or otherwise arising out of or in any way relating to any Transaction Documents, the resale of Conversion Shares or any shares of IMII's common stock by Antilles and Discover, the application of any state or federal securities laws, rules, or regulations to any Investor Party, or any actual or claimed obligation or requirement that any of the Investor Released Parties was or is required to register as a dealer under federal securities laws, or (d) the Released IMII Claims, and all matters related thereto; provided, however, that IMII will not be obligated to indemnify any Investor Party for any losses finally adjudicated to be caused solely by such Investor Party's unexcused material breach of an express provision of this Settlement Agreement.

6. Procedure for Indemnification. If any action will be brought against an Investor Party in respect of which indemnity may be sought pursuant to this Settlement Agreement, said Investor Party will promptly notify IMII in writing, and IMII will have the right to assume the defense of such action with counsel of its own choosing. Investor Parties will have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel will be at the expense of Investor Parties except to the extent that (a) the employment thereof has been specifically authorized by IMII in writing, (b) IMII has failed after a reasonable period of time to assume such defense and to employ counsel or

(c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict with respect to the dispute in question on any material issue between the position of IMII and the position of Investor Parties such that it would be inappropriate for one counsel to represent IMII and Investor Parties. IMII will not be liable to Investor Parties under this Settlement Agreement (i) for any settlement by an Investor Party effected without IMII's prior written consent, which will not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage, or liability is either attributable to Investor's breach of any of the representations, warranties, covenants, or agreements made by Investor in this Settlement Agreement or in the other Transaction Documents. In no event will IMII be liable for the reasonable fees and expenses for more than one separate firm of attorneys (plus local counsel as applicable) to represent all Investor Parties. Other than the liability of Antilles or Discover to IMII for uncured material breach of the express provisions of this Settlement Agreement, no Investor Party will have any liability to IMII or any person asserting claims on behalf of or in right of IMII.

7. <u>Execution of Additional Documents</u>. The Parties shall work in good faith and execute and deliver the documents necessary for completing the terms of the Settlement Agreement, including, but not limited to, the filing of required documents in the Litigation. Following receipt of the Settlement Payment, Antilles shall reasonably cooperate with IMII's lawyers in authorizing or executing any documents or instruments necessary to release all liens against IMII and its subsidiaries, including those UCC-1 filings described herein, and all liens filed against the Clavo Rico mine in Honduras.

8. <u>Acknowledgement of Consideration</u>: Each Party acknowledges the consideration being received by it for the execution of this Settlement Agreement, and acknowledges the sufficiency of consideration for each such agreement.

9. Fees and Costs. Each Party will bear its own fees and costs related to the Litigation, the enforcement of the claims between the Parties, the release of the liens against IMII and its subsidiaries, and the preparation and negotiation of this Settlement Agreement. IMII shall not be responsible for any of Antilles' or Discover's legal fees, and Antilles and Discover shall not be responsible for any of IMII's legal fees.

10. Binding on Successors and Assigns. This Settlement Agreement is binding upon and shall inure to the benefit of each Party and its respective successors and assigns, together with the present or former officers, directors, agents, or employees of each Party.

11. Entire Agreement. This Settlement Agreement, together with the Transaction Documents, constitutes the entire agreement and understanding between the Parties with respect to the subject matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. The provisions of this Settlement Agreement or the Transaction Documents may be waived, altered, amended, or repealed in whole or in part only upon the written consent of both Parties.

12. Counterparts. This Settlement Agreement may be executed in separate counterparts by the Parties, and each counterpart when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

13. Advice of Counsel. Each of the Parties has been represented by counsel in the preparation of this Settlement Agreement.

14. Interpretation. This Settlement Agreement is among financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner

without regard to such factors as the Party who prepared (or caused the preparation of) such agreement or the relative bargaining power of the Parties.

15. Authority. As of the Effective Date of this Agreement, each Party hereto represents and warrants that it is an entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Party further represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. Each Party represents and warrants that the execution, delivery, and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval. Each Party represents and warrants that the person signing this Settlement Agreement in a representative capacity on its behalf has that Party's authority to so sign and that it will be bound by the signatory's execution of this Settlement Agreement.

16. Severability. If any provision of this Settlement Agreement is determined to be invalid or unenforceable, then (i) the remainder of this Settlement Agreement, or the application of such term, covenant, or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Settlement Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Settlement Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Settlement Agreement are to be effectuated.

17. Waiver. No relaxation, forbearance, delay, or indulgence by a Party in enforcing its rights hereunder or the granting of time by such Party will prejudice or affect its rights hereunder.

No waiver of a breach or provision of this Agreement will be deemed effective, unless provided in writing by the allegedly waiving Party. A waiver by a Party of a breach or provision will not operate as a waiver of any other breach or provision, or of any subsequent or continuing breach.

18. No Admissions. Each of the Parties acknowledges and agrees that this Settlement Agreement constitutes a compromise settlement of disputed claims. Neither the fact of, nor any provision contained in this Settlement Agreement, nor any action taken pursuant to its terms will constitute, or be construed as, or be asserted to be, an admission of any wrongdoing, fault, or liability of any kind on the part of any Party. This Settlement Agreement will not be offered or be admissible as evidence against any Party or cited or referred to in any action or proceeding except an action or proceeding to enforce this Settlement Agreement. In any action or proceeding to enforce this Settlement Agreement in which this Settlement Agreement is admitted into evidence or otherwise considered, the Settlement Agreement will not constitute an admission by any Party or a waiver of any claims or defenses any Party may have or assert.

19. Headings and Captions. Headings and captions used in this Settlement Agreement are for ease of reference only, and do not constitute part of this Settlement Agreement, nor will they be used as an aid in the construction hereof.

20. Multiple Copies. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(signature page to follow)

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND, each Party hereby sets its hand and seal as of the date set forth below.

ANTILLES FAMILY OFFICE, LLC

By: ***/s/ Sheniqua Rouse-Pierre*** Sheniqua Rouse-Pierre

Title: Treasurer of General Partner of Member

Date: January 18, 2023

INCEPTION MINING, INC.

By: ***/s/ Trent D'Ambrosio***

Title: Trent D'Ambrosio/CEO Inception Mining Inc.

Date: January 18, 2023